Exhibit 15(a).1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-100030, 333-13938, 333-8420, 333-5174) of Dassault Systèmes SA of our report dated  March 31, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appears in this Form 20-F.

PricewaterhouseCoopers Audit

Neuilly-sur-Seine, France

April 3, 2008